Exhibit 99.1

Aditxt, Inc. Signs Non-Binding Letter of Intent to Acquire Point-of-Care Diagnostic Technology Development Company

The target holds an exclusive license in U.S. & Canada for at-home and in-office rapid antigen COVID-19 test

EUA application for the COVID-19 rapid antigen test was submitted in September 2021

Target acquisition has a range of rapid Point-of-Care diagnostics within their portfolio, including tests for celiac, and ovarian and prostate cancer

Richmond, VA – December 13, 2021 – Aditxt, Inc. (“Aditxt” or the “Company”) (Nasdaq: ADTX), a biotech innovation company with a mission to improve the health of the immune system, today announced it had signed a non-binding letter of intent (“LOI”) to acquire a company focused on developing Point-of-Care diagnostics for early detection of diseases including cancers and SARS-CoV-2 (COVID-19) through a range of non-invasive and affordable point of care and at-home/in-office test kits.

Key strategic benefits of the proposed acquisition to Aditxt include:

●	Extending AditxtScore’s™ portfolio to include at-home/in-office COVID-19 rapid antigen test kits complimenting the AditxtScore™ for COVID-19, and other proprietary tests targeting Celiac, H. Pylori, and cancers including ovarian and prostate.

●	Offering multiple growth opportunities focusing on the early detection of diseases.

●	Access to global scale manufacturing, and clinical capabilities to support AditxtScore’s commercialization efforts.

●	Experienced senior management team; the current team has deep sectoral knowledge and is expected to join to support AditxtScore’s next growth phase.

“The potential acquisition is complementary to AditxtScore technologically and commercially, and is one of the main components to executing our growth plans in 2022,” said Amro Albanna, Co-Founder and CEO of Aditxt. “We believe that Point-of-Care rapid testing combined with our current capabilities is key to driving the transformation from reactive care to precision-driven, proactive care delivery.”

The LOI is non-binding, and the closing of the transaction contemplated thereby is subject to the satisfaction of numerous conditions, including satisfactory due diligence, the negotiation, and execution of binding definitive agreements. The parties have agreed to an exclusivity period until January 31, 2022, to reach the definitive agreement. In connection with the Letter of Intent, the Company entered into a secured credit agreement with the target company, pursuant to which the Company made a secured loan to the target company in the amount of $500,000, and agreed to make additional secured loans, as requested by the target company, and approved by the Company, in an amount not to exceed $4.5 million. The loans bear interest at a rate of 8% per annum and a maturity date of December 8, 2022, provided the LOI contemplates that the loans will be forgiven upon completion of the acquisition. The consideration for the acquisition is currently expected to be comprised of cash, shares of the Company’s common stock, and royalty payments on sales of the target company’s products. However, there can be no assurance that the terms of a definitive agreement will be agreed to or that the proposed acquisition will be completed as proposed or at all.

About Aditxt™

Aditxt develops technologies focused on improving the immune system health through immune monitoring and reprogramming. Aditxt’s immune monitoring technology is designed to provide a personalized, comprehensive system immune system profile. Aditxt’s immune reprogramming technology, currently preclinical, is designed to retrain the immune system to induce tolerance to address rejection of transplanted organs, autoimmune diseases, and allergies. AditxtScore™ for COVID-19 is Aditxt’s proprietary immune profile technology to equip people with information about their level of protection. For more information, please visit: www.aditxt.com www.AditxtScore™.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. All statements other than historical fact contained in this press release, including, without limitation, those regarding the execution of a definitive agreement with the target company and the terms thereof, the completion of the acquisition and its expected benefits, and statements regarding the Company’s intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other essential factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contact:

Aditxt, Inc.

ir@aditxt.com